Exhibit 99.1

B&G Foods Announces Second Quarter 2009 Financial Results

— Reports EBITDA growth of 13.4% to $25.5 million —

— Reaffirms Fiscal 2009 Guidance —

Parsippany, N.J., July 28, 2009—B&G Foods, Inc. (NYSE: BGS, BGF), a manufacturer and distributor of high-quality, shelf-stable foods, today announced financial results for the thirteen and twenty six weeks ended July 4, 2009.

Second Quarter Highlights

•                  EBITDA increased 13.4% year-over-year to $25.5 million from $22.4 million

•                  Net sales increased 3.1% to $122.9 million from $119.2 million

•                  Excluding the impact of certain items affecting comparability, earnings per share increased to $0.15 from $0.10

•                  Fiscal 2009 EBITDA guidance reaffirmed at $99.0 to $102.0 million

Financial Results for the Second Quarter of 2009

Net sales for the second quarter of 2009 increased 3.1% to $122.9 million from $119.2 million for the second quarter of 2008.  Net sales for the second quarter of 2009 were negatively impacted by the poor maple syrup crop in Canada in 2008 that led to a global shortfall of pure maple syrup.  Excluding net sales of Maple Grove Farms pure maple syrup products, net sales for the second quarter of 2009 increased $4.3 million or 4.0%.  This $4.3 million increase was attributable to sales price increases of $8.5 million, partially offset by a decrease in unit volume of $4.2 million.  Net sales of Maple Grove Farms pure maple syrup products decreased by $0.6 million, consisting of a unit volume decline of $1.4 million, partially offset by sales price increases of $0.8 million.

Gross profit for the second quarter of 2009 increased 9.9% to $36.9 million from $33.6 million in the second quarter of 2008.  Gross profit expressed as a percentage of net sales increased 1.8 percentage points to 30.0% for the second quarter of 2009 from 28.2% in the second quarter of 2008.  The increase in gross profit expressed as a percentage of net sales was primarily attributable to increased sales prices of $9.3 million partially offset by increased costs for beans and packaging, and an increased accrual for performance-based compensation.  Operating income increased 17.4% to $21.8 million for the second quarter of 2009 from $18.6 million in the second quarter of 2008.

Excluding the impact of certain items affecting comparability, the Company’s net income for the second quarter of 2009 was $5.4 million, and earnings per share was $0.15, as compared to net income of $3.5 million, or $0.10 per share, for the second quarter of 2008.  Please see the table below for information concerning certain items affecting comparability of net income and earnings per share.  Including items affecting comparability, the Company experienced net income of $6.0 million, or $0.17 per share, for the second quarter of 2009, as compared to net income of $3.5 million, or $0.10 per share, for the second quarter of 2008.

For the second quarter of 2009, EBITDA (see “About Non-GAAP Financial Measures” below) increased 13.4% to $25.5 million from $22.4 million for the second quarter of 2008.

David L. Wenner, President and Chief Executive Officer of B&G Foods, stated, “Second quarter results were a continuation of the strong improvement in our operating results seen in the first quarter, with net pricing again more than compensating for cost increases.  Net sales increased despite a drag on sales from maple syrup and our decision to exit certain private label accounts, effects that should lessen in future quarters.  We expect this improvement trend to continue in the third quarter and remain confident about our EBITDA guidance of $99.0 to $102.0 million for fiscal 2009.”

Financial Results for the First Two Quarters of 2009

Net sales for the first two quarters of 2009 increased 2.6% to $241.5 million from $235.5 million in the comparable period of fiscal 2008.  Net sales for the first two quarters of 2009 were negatively impacted by the poor maple syrup crop in Canada in 2008 that led to a global shortfall of pure maple syrup.  Net sales of our Maple Grove Farms pure maple syrup products decreased by $2.8 million, consisting of a unit volume decline of $4.7 million, partially offset by sales price increases of $1.9 million. Excluding net sales of Maple Grove Farms pure maple syrup products, net sales for the first two quarters of 2009 increased $8.8 million or 4.1%.  This $8.8 million increase was attributable to sales price increases of $15.1 million partially offset by a decrease in unit volume of $6.3 million.

Gross profit for the first two quarters of 2009 increased 10.4% to $75.6 million from $68.5 million in the comparable period of last year.  Gross profit expressed as a percentage of net sales increased 2.2 percentage points to 31.3% in the first two quarters of 2009 from 29.1% in the comparable period of fiscal 2008.  The increase in gross profit expressed as a percentage of net sales was primarily attributable to pricing of $17.0 million offset by increased costs for beans and packaging and an increased accrual for performance-based compensation.  Operating income increased 19.3% to $45.7 million during the first two quarters of 2009, compared to $38.3 million in the comparable period of fiscal 2008.

Excluding the impact of certain items affecting comparability, the Company’s net income for the first two quarters of 2009 was $12.0 million, and earnings per share was $0.33, as compared to net income of $7.9 million, or $0.22 per share, for the first two quarters of 2008.  Please see the table below for information concerning certain items affecting comparability of net income and earnings per share.  Including items affecting comparability, the Company experienced net income of $11.9 million, or $0.33 per share, for the first two quarters of 2009, as compared to net income of $7.9 million, or $0.22 per share, for the first two quarters of 2008.

For the first two quarters of 2009, EBITDA increased 15.3% to $52.8 million from $45.8 million for the first two quarters of 2008.

Items Affecting Comparability—Comparison of Adjusted Information to GAAP Information

The company uses “net income, as adjusted” and “earnings per share, as adjusted,” which are calculated as reported net income and earnings per share adjusted for certain items that affect comparability.  These non-GAAP financial measures reflect adjustments to reported net income and earnings per share to eliminate the net expense related to items identified in the table below.  This information is provided in order to allow investors to make meaningful comparisons of the Company’s operating performance between periods and to view the Company’s business from the same perspective as the Company’s management.  Because the Company cannot predict the timing and amount of charges associated with unrealized gains or losses on the Company’s interest rate swap, management does not consider these costs when evaluating the Company’s performance, when making decisions regarding the allocation of resources, in determining incentive compensation for management, or in determining earnings estimates.

	Second Quarter		First Two Quarters
	2009	2008	2009	2008
	(in thousands)
Net income, as reported	$6,029	$3,530	$11,942	$7,939
Non-cash adjustments on interest rate swap, net of tax(1)	(657)	—	66	—
Net income, as adjusted	$5,372	$3,530	$12,008	$7,939

	Second Quarter		First Two Quarters
	2009	2008	2009	2008
	(in thousands)
EPS-Class A common stock, as reported	$0.17	$0.10	$0.33	$0.22
Non-cash adjustments on interest rate swap, net of tax(1)	(0.02)	—	—	—
EPS-Class A common stock, as adjusted	$0.15	$0.10	$0.33	$0.22

(1)      Includes an unrealized gain on interest rate swap, partially offset by a reclassification from accumulated other comprehensive loss to interest expense, net on interest rate swap.  The counterparty of our interest rate swap is an affiliate of Lehman Brothers.  Following the bankruptcy of Lehman Brothers, we determined that the interest rate swap was no longer an effective hedge under the guidelines of SFAS No. 133.  These adjustments will reverse over the remaining life of the interest rate swap agreement as a non-cash, non-operating gain.

Reaffirmed Guidance

EBITDA for fiscal 2009 is expected to be approximately $99.0 to $102.0 million.  Capital expenditures for fiscal 2009 are expected to be approximately $11.0 million.

Stock and Debt Repurchase Plan

On May 5, 2009, the Company’s Board of Directors authorized an increase in the authorization under the Company’s stock and debt repurchase plan from $10.0 million to $25.0 million and extended the authorization through May 4, 2010.  Under the authorization, the Company may purchase shares of Class A common stock and/or senior notes from time to time in the open market or in privately negotiated transactions in compliance with the applicable rules and regulations of the Securities and Exchange Commission.

During the second quarter of 2009, the Company repurchased and retired 189,900 shares of Class A common stock at a weighted average price of $7.13 per share.  As of July 4, 2009, the Company had $20.1 million available for future repurchases of Class A common stock and/or senior notes under the stock and debt repurchase plan.

The timing and amount of future repurchases, if any, will be at the discretion of management, and will depend on available cash, market conditions and other considerations.  Therefore, there can be no assurance as to the number of additional shares, if any, that will be repurchased under the stock and debt repurchase program, or the aggregate dollar amount of the shares or principal amount of senior notes, if any, repurchased.  The Company may discontinue the program at any time.  Any shares repurchased pursuant to the stock repurchase program will be retired.

Proposed Credit Agreement Amendment

B&G Foods has proposed to its lenders an amendment to its existing senior secured credit facility.  The primary purpose of the proposed amendment is to give the Company more deleveraging flexibility by opening up the Company’s ability to retire senior subordinated notes prior to maturity.  Among other things, the proposed amendment would:

•                  permit B&G Foods to do one or more of the following:

—           make or offer to make any optional or voluntary payment, prepayment, repurchase or redemption of B&G Foods’ 12% senior subordinated notes due 2016 for cash, subject to the restricted payments test set forth in B&G Foods’ senior notes indenture;

—           make or offer to make any optional or voluntary payment, prepayment, repurchase or redemption of the senior subordinated notes in exchange for Class A common stock; and

—           refinance the senior subordinated notes with senior unsecured indebtedness provided B&G Foods’ consolidated leverage ratio is less than or equal to 4.5 to 1.0 after giving effect to the refinancing;

•                  extend the maturity date for the existing undrawn $25.0 million revolving credit facility from January 10, 2011 to February 26, 2013 so that it will have the same maturity date as the existing $130.0 million of borrowings under the term loan facility; and

•                  substitute Credit Suisse for Lehman Commercial Paper, Inc. as administrative agent under the credit facility,

The proposed amendment requires the consent of a majority of the lenders under the credit facility and, with respect to the extension of the revolving credit facility, all of the revolving credit lenders.  No assurance can be given that the proposed amendment will be consummated on the terms contemplated or at all.

B&G Foods may not redeem the senior subordinated notes prior to October 30, 2009.  However, if the amendment is consummated, B&G Foods may, from time to time, before or after October 30, 2009, seek to retire senior subordinated notes through cash repurchases of EISs or separate senior subordinated notes and/or exchanges of EISs or separate senior subordinated notes for equity securities, in open market purchases, privately negotiated transactions or otherwise.  Any such repurchases or exchanges and the timing and amount thereof, will depend on prevailing market conditions, our liquidity requirements, contractual restrictions and other factors.  The amounts involved may be material.

Conference Call

B&G Foods will hold a webcast and conference call at 4:30 p.m. ET today, July 28, 2009.  The call will be webcast live over the Internet from the Investor Relations section of B&G Foods’ website at www.bgfoods.com under “Investor Relations—Company Overview.”  Participants should follow the instructions provided on the website for the download and installation of audio applications necessary to join the webcast.  The call can also be accessed live over the phone by dialing (888) 215-6899 or for international callers by dialing (913) 312-0668.

A replay of the call will be available one hour after the call and can be accessed by dialing (888) 203-1112 or (719) 457-0820 for international callers.  The password is 9564965.  The replay will be available from July 28, 2009 through August 4, 2009.

About Non-GAAP Financial Measures

“Net income, as adjusted,” “earnings per share, as adjusted” and “EBITDA” (net income before net interest expense, income taxes, depreciation and amortization) are “non-GAAP (Generally Accepted Accounting Principles) financial measures.”  A non-GAAP financial measure is a numerical measure of financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in B&G Foods’ consolidated balance sheets and related consolidated statements of operations and cash flows.

Non-GAAP financial measures should not be considered in isolation or as a substitute for the most directly comparable GAAP measures. Comparisons of net income, as adjusted and earnings per share, as adjusted to GAAP information is set forth above.  A reconciliation of EBITDA with net income and net cash provided by operating activities is included below for the second quarter and first two quarters of 2009 and second quarter and first two quarters of 2008, along with the components of EBITDA.

About B&G Foods, Inc.

B&G Foods and its subsidiaries manufacture, sell and distribute a diversified portfolio of high-quality, shelf-stable foods across the United States, Canada and Puerto Rico.  B&G Foods’ products include hot cereals, fruit spreads, canned meats and beans, spices, seasonings, marinades, hot sauces, wine vinegar, maple syrup, molasses, salad dressings, Mexican-style sauces, taco shells and kits, salsas, pickles, peppers and other specialty food products.  B&G Foods competes in the retail grocery, food service, specialty, private label, club and mass merchandiser channels of distribution.  Based in Parsippany, New Jersey, B&G Foods’ products are marketed under many recognized brands, including Ac’cent, B&G, B&M, Brer Rabbit, Cream of Rice, Cream of Wheat, Emeril’s, Grandma’s Molasses, Joan of Arc, Las Palmas, Maple Grove Farms of Vermont, Ortega, Polaner, Red Devil, Regina, Sa-són, Trappey’s, Underwood, Vermont Maid and Wright’s.

Forward-Looking Statements

Statements in this press release that are not statements of historical or current fact constitute “forward-looking statements.”  The forward-looking statements contained in this press release include, without limitation, statements related to our expectations regarding pricing, net sales, costs, EBITDA and capital expenditures for the remainder of fiscal 2009.  Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of B&G Foods to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements that explicitly describe such risks and uncertainties readers are urged to consider statements labeled with the terms “believes,” “belief,” “expects,” “projects,” “intends,” “anticipates” or “plans” to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in B&G Foods’ filings with the Securities and Exchange Commission, including under Item 1A, “Risk Factors” in our Annual Report on Form 10-K for fiscal 2008 filed on March 5, 2009.  We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:

Investor Relations: ICR, Inc. Don Duffy 866-211-8151	Media Relations: ICR, Inc. Matt Lindberg 203-682-8214

B&G Foods, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands, except share and per share data)

(Unaudited)

	July 4, 2009	January 3, 2009
Assets

Current assets:
Cash and cash equivalents	$29,594	$32,559
Trade accounts receivable, less allowance for doubtful accounts and discounts of $590 in 2009 and $745 in 2008	29,735	36,578
Inventories	111,008	88,899
Prepaid expenses	2,965	2,475
Income tax receivable	1,707	2,221
Deferred income taxes	1,110	1,110
Total current assets	176,119	163,842

Property, plant and equipment, net of accumulated depreciation of $67,794 and $64,510	52,712	51,059
Goodwill	253,353	253,353
Trademarks	227,220	227,220
Customer relationship intangibles, net	113,093	116,318
Net deferred debt issuance costs and other assets	11,905	13,298
Total assets	$834,402	$825,090

Liabilities and Stockholders’ Equity

Current liabilities:
Trade accounts payable	$30,893	$27,286
Accrued expenses	16,920	16,023
Dividends payable	6,097	6,162
Total current liabilities	53,910	49,471

Long-term debt	535,800	535,800
Other liabilities	22,285	23,671
Deferred income taxes	77,903	71,500
Total liabilities	689,898	680,442

Stockholders’ equity:
Preferred stock, $0.01 par value per share. Authorized 1,000,000 shares; no shares issued or outstanding	—	—
Class A common stock, $0.01 par value per share. Authorized 100,000,000 shares; 35,867,292 and 36,246,657 shares issued and outstanding as of July 4, 2009 and January 3, 2009	359	362
Class B common stock, $0.01 par value per share. Authorized 25,000,000 shares; no shares issued or outstanding	—	—
Additional paid-in capital	158,371	171,123
Accumulated other comprehensive loss	(11,689)	(12,358)
Accumulated deficit	(2,537)	(14,479)
Total stockholders’ equity	144,504	144,648
Total liabilities and stockholders’ equity	$834,402	$825,090

B&G Foods, Inc. and Subsidiaries

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Thirteen Weeks Ended		Twenty-six Weeks Ended
	July 4, 2009	June 28, 2008	July 4, 2009	June 28, 2008

Net sales	$122,899	$119,184	$241,537	$235,526
Cost of goods sold	86,033	85,626	165,922	167,038
Gross profit	36,866	33,558	75,615	68,488

Operating expenses:
Sales, marketing and distribution expenses	10,929	11,461	21,916	23,750
General and administrative expenses	2,478	1,882	4,817	3,240
Amortization expense—customer relationships	1,612	1,612	3,225	3,225
Operating income	21,847	18,603	45,657	38,273

Other expenses:
Interest expense, net	12,137	12,908	26,426	25,479
Income before income tax expense	9,710	5,695	19,231	12,794
Income tax expense	3,681	2,165	7,289	4,855
Net income	$6,029	$3,530	11,942	7,939

Basic and diluted weighted average shares outstanding:
Class A common stock	35,945	36,784	36,071	36,782

Basic and diluted earnings per share:
Class A common stock	$0.17	$0.10	$0.33	$0.22

Cash dividends declared per share of Class A common stock	$0.17	$0.21	$0.34	$0.42

B&G Foods, Inc. and Subsidiaries

Reconciliation of EBITDA to Net Income and to Net Cash Provided by Operating Activities

(In thousands)

(Unaudited)

	Thirteen Weeks Ended		Twenty-six Weeks Ended
	July 4, 2009	June 28, 2008	July 4, 2009	June 28, 2008
Net income	$6,029	$3,530	$11,942	$7,939
Income tax expense	3,681	2,165	7,289	4,855
Interest expense, net	12,137	12,908	26,426	25,479
Depreciation and amortization	3,610	3,844	7,170	7,533
EBITDA	25,457	22,447	52,827	45,806
Income tax expense	(3,681)	(2,165)	(7,289)	(4,855)
Interest expense, net	(12,137)	(12,908)	(26,426)	(25,479)
Deferred income taxes	3,113	1,868	5,947	4,045
Amortization of deferred financing costs	820	792	1,612	1,584
Unrealized gain on interest rate swap	(1,482)	—	(739)	—
Reclassification to interest expense, net for interest rate swap	424	—	846	—
Share-based compensation expense	1,055	358	1,802	358
Changes in assets and liabilities, net of effects of business combination	(6,863)	(9,273)	(11,248)	(9,366)
Net cash provided by operating activities	$6,706	$1,119	$17,332	$12,093

(1)      EBITDA is a measure used by management to measure operating performance.  EBITDA is defined as net income before net interest expense, income taxes, depreciation, and amortization. Management believes that it is useful to eliminate net interest expense, income taxes, depreciation and amortization because it allows management to focus on what it deems to be a more reliable indicator of ongoing operating performance and our ability to generate cash flow from operations.  We use EBITDA in our business operations, among other things, to evaluate our operating performance, develop budgets and measure our performance against those budgets, determine employee bonuses and evaluate our cash flows in terms of cash needs. We also present EBITDA because we believe it is a useful indicator of our historical debt capacity and ability to service debt and because covenants in our credit facility and the indentures governing the senior notes and the senior subordinated notes contain ratios based on this measure. As a result, internal management reports used during monthly operating reviews feature the EBITDA metric. However, management uses this metric in conjunction with traditional GAAP operating performance and liquidity measures as part of its overall assessment of company performance and liquidity and therefore does not place undue reliance on this measure as its only measure of operating performance and liquidity.

EBITDA is not a recognized term under GAAP and does not purport to be an alternative to operating income or net income as an indicator of operating performance or any other GAAP measure. EBITDA is not a complete net cash flow measure because EBITDA is a measure of liquidity that does not include reductions for cash payments for an entity’s obligation to service its debt, fund its working capital, capital expenditures and acquisitions, if any, and pay its income taxes and dividends. Rather, EBITDA is a potential indicator of an entity’s ability to fund these cash requirements. EBITDA also is not a complete measure of an entity’s profitability because it does not include costs and expenses for depreciation and amortization, interest and related expenses and income taxes. Because not all companies use identical calculations, this presentation of EBITDA may not be comparable to other similarly titled measures of other companies. However, EBITDA can still be useful in evaluating our performance against our peer companies because management believes this measure provides users with valuable insight into key components of GAAP amounts.